Exhibit 99.1

FARO Announces Appointment of Jeff Sexton to VP of Global Sales, Upon Retirement of Kevin Beadle

LAKE MARY, Fla., April 14, 2022 -- FARO® Technologies, Inc. (Nasdaq: FARO), a global leader in 4D digital reality solutions, today announced the retirement of Kevin Beadle, Senior Vice President of Global Sales.

“Kevin has been instrumental leading the sales transformation that has enabled a significant increase in our global sales team’s efficiency,” said Michael Burger, FARO President and Chief Executive Officer. “The entire FARO family wishes Kevin the best as he embarks on this next stage of his life.”

FARO announces the appointment of Jeff Sexton to lead FARO’s global sales organization, effective April 18, 2022. Mr. Sexton joined FARO approximately two years ago and has successfully led its Americas sales organization. Prior to FARO, Mr. Sexton has over 30 years of sales experience including executive roles at Cypress Semiconductor, QuickLogic and National Semiconductor.

“As a part of our long-term succession planning, we are pleased to have an executive with Jeff’s experienced leadership skills on the team as he can step in immediately to enable a smooth transition,” continued Mr. Burger. “Jeff’s approach to enabling success through metrics management will continue to build momentum throughout the sales organization.”

Mr. Beadle will stay on for a transition period through April 29, 2022.

About FARO
FARO serves the 3D Metrology, AEC (Architecture, Engineering & Construction), O&M (Facilities Operations & Maintenance), and Public Safety Analytics markets. For over 40 years, FARO has provided industry-leading technology solutions that enable customers to digitize their world, and then use that data to make smarter decisions faster. FARO continues to be a pioneer in bridging the digital and physical worlds through data-driven accuracy, precision, and immediacy. For more information, visit FARO.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding FARO Technologies Inc's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

Contacts

FARO Technologies, Inc.
Allen Muhich, Chief Financial Officer
+1 407-562-5005
IR@faro.com

Sapphire Investor Relations, LLC
Michael Funari or Erica Mannion
+1 617-542-6180
IR@faro.com